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                                   EXHIBIT A

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                            BAYOU INTERNATIONAL, LTD.

               (UNDER SECTION 242 OF THE GENERAL CORPORATION LAW)



     BAYOU INTERNATIONAL, LTD., a corporation organised and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:


     FIRST:    The name of the corporation is Bayou International, Ltd.


     SECOND: The Certificate of Incorporation is hereby amended by striking out Article "VIII" thereof and by substituting in lieu of said Article the following provisions.

               "VIII. The corporation shall be authorised to issue a total or twenty-five million (85,000,000) shares of Common Stock, par value $.0001 per share.

               Each of the Corporation's issued and outstanding shares of Common Stock, par value $.15 per share as of the date of this Certificate of Amendment shall be converted and reclassified into one twentieth (1/20) of one share of Common Stock, par value $.0001 per share, and fractional shares shall be rounded up to the nearest whole share."


     Third: The Amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporations Law of the State of Delaware.


     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 17th day of July, 1999.



ATTEST:


/s/  David H. Simcox                            /s/  Peter J. Lee
     -----------------------                         ------------------------
     David H. Simcox                                 Peter J. Lee
     Director                                        Director & Secretary


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